Exhibit 5.3

 地址：北京市朝阳区建外大街22号赛特大厦1405 电话(Tel)：+86 10 6527 6154

 Address: Room 1405, SciTech Tower, No.22 Jianwai Street, Chaoyang District, Beijing, China

June 17, 2022

Scienjoy Holding Corporation

RM 1118, 11th Floor, Building 3, No. 99 Wangzhou Rd., Liangzhu St.

Yuhang District, Hangzhou, Zhejiang Province, 311113,

China

Re: Effectiveness of VIE Contracts

To whom it may concern,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue legal opinion on the laws and regulations of the PRC.

We are asked by Scienjoy Holding Corporation, a company incorporated in British Virgin Islands and listed on Nasdaq (the “Company”), as its PRC legal counsel, to provide legal opinions on the effectiveness of VIE Contracts listed on Schedule I, which were entered into by and among its PRC subsidiaries Sixiang Infinite (Zhejiang) Cultrure Technology Co., Ltd. (思享无限（浙江）文化科技有限公司) (the “WFOE”), Sixiang Qiyuan (Hangzhou) Cultrure Technology Co., Ltd. (思享启源（杭州）文化科技有限公司, “QYHZ”) and certain other parties. We have reviewed copies of the VIE Contracts and other instruments as we have deemed necessary for the purposes of rendering this opinion.

The following terms used herein shall have the meanings ascribed to them as follows. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the VIE Contracts.

(a)	“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

(b)	“PRC” means the People's Republic of China, and for the purpose of this legal opinion, excluding Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region.

(c)	“PRC Laws” means all laws, rules, regulations, statutes, orders, guidelines, notices, judicial interpretations of the PRC which are in effect as of the date hereof.

 地址：北京市朝阳区建外大街22号赛特大厦1405 电话(Tel)：+86 10 6527 6154

 Address: Room 1405, SciTech Tower, No.22 Jianwai Street, Chaoyang District, Beijing, China

For the purpose of providing this opinion, we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with original documents of those documents submitted to us as copies;

(b)	the accuracy and completeness of all factual statements in the documents provided to us. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and representatives of the WFOE and QYHZ with proper authority, and also upon representations, oral or written, made by the WFOE and QYHZ；

(c)	The laws of any jurisdiction other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the VIE Contracts are complied with.

Based on the foregoing and our review of the relevant documents and subject to our qualifications and limitations set forth herein, we are of the opinion that:

1.	Each of the WFOE and QYHZ has the capacity and power to enter into the VIE Contracts and to exercise its rights and perform its obligations under the VIE Contracts.

2.	The WFOE and QYHZ have duly executed and delivered the VIE Contracts and all necessary corporate actions to authorize the execution, delivery and performance of such documents have been taken.

3.	The execution and delivery by the WFOE and QYHZ and the performance of its obligations thereunder do not (i) violate its articles of association or other organization documents of such party, or any PRC Laws or regulations, (ii) in default in the performance or observation of material obligation, agreement, covenant or the performance or observation of material obligation, agreement, covenant or lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, and (iii) violate or result in a breach of or default under any judgment, award, order or decree of any Governmental Authority or to which they are subject, if any. Other than the registration of equity interest contemplated under the VIE Contracts, no consent, approval, order or authorization of filing or registration with any Government Authority in the PRC is required in connection with valid execution, delivery or performance of the VIE Contracts. Subject to the judicial interpretations of the PRC Laws or legislative interpretation of the PRC Laws by PRC Government Authority, the VIE Contracts are valid against QYHZ and the registered shareholders of QYHZ under the PRC Laws and constitute legal, valid and binding obligations of QYHZ and the registered shareholders of the QYHZ and enforceable against each of them in accordance with the terms thereof.

 地址：北京市朝阳区建外大街22号赛特大厦1405 电话(Tel)：+86 10 6527 6154

 Address: Room 1405, SciTech Tower, No.22 Jianwai Street, Chaoyang District, Beijing, China

Our opinion expressed above is subject to the following additional qualifications:

(a)	In so far as it relates to the validity and enforceability of an agreement we opined on, our opinion is subject to the restrictions of (i) an applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions taken in accordance with PRC Laws affecting creditors’ rights generally.

(b)	Our opinion is subject to the effects of (i) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (ii) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC which will have retroactive effect.

(c)	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(d)	Under relevant PRC Laws, foreign investment is restricted in certain businesses. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the contractual control documents and transactions such as those contemplated by the contractual control documents, are subject to the discretion of competent PRC legislative, administrative and judicial authorities. Accordingly, there can be no assurance that the competent Governmental Authority will ultimately take a view that is consistent with our opinion in respect of the VIE Contracts, in particular their views on the Rules on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (《关于外国投资者并购境内企业的规定》) imply any views on, the laws of any country other than the PRC.

(e)	This opinion is rendered on the basis of PRC Laws that are publicly available and currently in force on the date hereof and there is no guarantee that any of such laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

The opinion expressed herein is solely for the benefit of the Company and without our prior written consent, neither our opinion nor this opinion letter may be disclosed to or relied upon by any other person.

This opinion letter is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein.

 地址：北京市朝阳区建外大街22号赛特大厦1405 电话(Tel)：+86 10 6527 6154

 Address: Room 1405, SciTech Tower, No.22 Jianwai Street, Chaoyang District, Beijing, China

Yours faithfully,

/s/ Beijing Fengyu Law Firm
Beijing Fengyu Law Firm
北京锋昱律师事务所

 地址：北京市朝阳区建外大街22号赛特大厦1405 电话(Tel)：+86 10 6527 6154

 Address: Room 1405, SciTech Tower, No.22 Jianwai Street, Chaoyang District, Beijing, China

Schedule I

List of VIE Contracts

1.	Exclusive Business Cooperation Agreement entered into by the WFOE and QYHZ on June 1, 2022;

2.	Exclusive Equity Purchase Option Agreement entered into by the WFOE, QYHZ and all shareholders of QYHZ on June 1, 2022;

3.	Voting Proxy Agreements entered into by the WFOE, QYHZ and each shareholder of QYHZ on June 1, 2022;

4.	Equity Interest Pledge Agreement entered into by the WFOE, QYHZ and all shareholders of QYHZ on June 1, 2022;

5.	Spouse Consent issued by each shareholder of QYHZ on June 1, 2022.